Exhibit 99.1

Letter of Intent

August 19, 2014

CONFIDENTIAL

Mr. William A. Houlihan

Chairman

First Physicians Capital Group, Inc

433 N. Camden Drive

Suite 810

Beverly Hills CA 90210

Tel: (310) 860 -2501

Fax: (310) 860-1864

Email: williamarthurhoulihan@gmail.com

Re: Letter of Intent

Dear Mr. Houlihan:

This letter sets forth the terms upon which a special purpose acquisition entity to be formed by Clearlake Capital Group LP. and certain partners and co-investors (“AcquisitionCo”) and First Physicans Capital Group, Inc.(“TargetCo”), a Delaware Corporaiton agree to enter into discussions regarding the AcquisitionCo’s purchase of a controlling interest in TargetCo.

AcquisitionCo has followed the developments at TargetCo since the summer of 2010 through its public filings. AcquisitionCo has reviewed recent filings including 10K, 10Q and the preliminary proxy information filed through July 2014. Based upon these filings, AcquisitionCo believes that it can present a more compelling liquidity and going private event for TargetCo shareholders as compared to the currently contemplated going dark transaction per the initial preliminary proxy filed in June 2014 and subsequent amended proxy filing of July 2014.

We also believe that for those TargetCo shareholders who are eligible and that would like to roll-over into the new private company, it is possible to craft an acceptable structure to deliver on this concept through an exchange at the Closing of transaction contemplated in this proposal.

AcquisitionCo has assembled a highly attractive and capable sponsor group including active institutional investors with excellent track records, existing shareholders of TargetCo that are supportive of this approach and other experienced health care 3rd parties to sponsor the opportunity described in this Letter of Intent.

The Proposal

The purpose of this letter is to further our interest concerning the possible merger of TargetCo with and into AcquisitionCo. We would like you to consider and respond to the following proposal, which is not intended to be a binding offer and is contingent on the completion of our due diligence, but will serve as a basis for further discussions and negotiations.

1. Merger

TargetCo will be merged into AcquisitionCo, or with a wholly-owned subsidiary of AcquisitionCo, in a statutory merger. This can be accomplished through either a One or Two Step Merger.

AcquisitionCo shall be funded with cash and tender for 100% of outstanding shares of TargetCo subject to a minimum tender of 60%.

Once the tender is complete, AcqusitionCo shall permit TargetCo shareholders the option of rolling over a percentage of the cash consideration into shares of the new private company. For example, shareholders with a pre-transaction minimum ownership in excess of 250,000 common stock equivalent shares giving effect to conversion of any preferred stock prior to the transaction would be able to allocate up to 40% of their ownership to “roll-over” into the private company subject to the minimum tender amount of 60% of total ownership.

Post-Closing of the going private transaction, AcquisitionCo shall access appropriate growth capital to execute on the go-forward business opportunity. The growth capital would consist of debt and equity as required for future transactions.

2. Consideration.	AcquisitionCo shall purchase 100% of TargetCo at $0.36 per share subject to a minimum purchase of 60% of Targetco.

3. Warrants/Options.	Outstanding warrants and options to purchase shares of TargetCo common stock will be cancelled if they are out of the money.

4. Tax and Accounting Consequences.	The merger will be structured to be tax-free for federal income tax purposes and as a purchase for accounting purposes.

5. Due Diligence.	AcquisitionCo and its attorneys, accountants and other representatives will have full access to the books, records and technology of TargetCo to complete its due diligence investigation of TargetCo and TargetCo’s technology and intellectual property, if any before execution of the definitive merger agreements. AcquisitionCo requires a minimum due diligence period of 30 days.

6. Representations and Warranties; Indemnity; Escrow.	In the definitive agreement, AcquisitionCo and TargetCo will make customary representations and warranties to each other. The representations and warranties of AcquisitionCo will terminate at closing.

7. Form S-4 Registration Statement.	Not applicable

8. Shareholder Approval

The merger will be subject to approval by TargetCo’s and AcquisitionCo’s shareholders.

At the time of execution of the definitive merger agreement, TargetCo’s and AcquisitionCo’s affiliates will agree to vote in favor of the merger. It will be a condition of the merger that a majority approve the merger.

9. Employment/ Noncompetition Agreements

Certain C-level Executives will execute Employment/Noncompetition Agreements with AcquisitionCo or minimally offer the same protections that TargetCo now enjoys.

Key suppliers and sub-contractors to TargetCo and its clients shall re-affirm their contracts and relationships with the TargetCo and its clients on terms satisfactory to AcquisitionCo.

10. Employee Matters.	AcquisitionCo anticipates that it will consolidate TargetCo’s finance and operations functions in AcquisitionCo’s office. As a result, some TargetCo employees whose functions are repetitive may be terminated and some TargetCo employees will be asked to relocate to AcquisitionCo’s office. TargetCo employees who are not offered employment with AcquisitionCo shall receive transition packages.

11. Conditions to Closing.	The closing of the merger will be subject to customary closing conditions, including approval by the requisite percentage of TargetCo shareholders, the absence of any breach of any representations and warranties, the absence of material undisclosed liabilities, compliance with applicable securities and other laws, the absence of material adverse changes in the financial or business condition or liabilities of TargetCo, and receipt of appropriate corporate and tax legal opinions from counsel for TargetCo and AcquisitionCo. It also will be a condition to closing the merger that there be no material changes in TargetCo’s capital structure, royalty, salary or bonus plans before the closing, that TargetCo’s material agreements are not adversely affected by the proposed merger, and that TargetCo use its best efforts to retain its key employees.

12. Continuation of Business.	From the date of this letter of intent until the expiration of the Exclusive Period, TargetCo will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or series or related transactions or commitment or series or related commitments greater than $250,000, any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying AcquisitionCo. TargetCo will not terminate any employees without consulting with AcquisitionCo.

13. Closing.	It is anticipated that the definitive agreements will be executed by October 15, 2014 or 45 days from date the Letter or Intent is signed by Targetco, and that the merger will be consummated within a reasonable period of time thereafter subject normal and customary regulatory filings.

14. Exclusive Period of Negotiation.

Upon the signing of this letter of intent, the parties will enter into negotiations to execute definitive agreements consistent with the terms and conditions of this letter. AcquisitionCo through its Representatives shall deliver the first draft of the definitive agreements.

Accordingly, TargetCo agrees that, after signing this letter and until October 15, 2014 or 45 Days from the date Targetco signs this Letter of Intent (the “Exclusive Period-”), TargetCo will not, and will not permit its officers, directors, employees, agents or representatives to, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with or provide any information to any third party concerning the possible acquisition or sale of TargetCo or its stock, business or assets or any other transaction that would be inconsistent with the merger contemplated by this letter.

Except as required by law, between the date of this letter the Termination Date (defined below), TARGETCO will not directly or indirectly, through any shareholder, officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition, merger, equity financing, sale or other going public transaction of TARGETCO, or any acquisition of or consolidation with other parties or any acquisition of any material portion of the stock or assets of the other parties. TARGETCO agrees that any such negotiations in progress as of the date of this letter will be suspended during such period and that TARGETCO will not accept nor enter into any agreement, arrangement or understanding regarding any such third party acquisition, merger or divestiture transaction during such period.

If TARGETCO or its shareholders, officers, directors, employees, affiliates or agents thereof receives any written proposal for any third party acquisition transaction involving either TARGETCO or any of its respective affiliates or subsidiaries or partnerships, TARGETCO will immediately (within 24 hours) notify ACQUISITIONCO. If either TARGETCO for any reason enters into a letter of intent or other agreement with respect to a purchase of a portion or all of the ownership interests in TARGETCO in a sale, a going public transaction, or a related financing prior to expiration of this Letter of Intent, then TARGETCO shall pay to the other, as liquidated damages and not as a penalty or forfeiture, an amount equal to the ACQUISITIONCO’s actual expenses incurred in connection with the Transaction up to a maximum reimbursed amount of $500,000.

As additional compensation to ACQUISITIONCO, if TARGETCO abandons the Transaction in favor of another transaction or financing involving a change of control, going public or similar transaction, TARGETCo shall pay ACQUISITIONCO a one-time break-up fee of $1,000,000. There shall be a six (6) month tail on break-up fees and expense reimbursements from the Expiration Date as set forth in this Letter of Intent.

15. Disclosure.

AcquisitionCo will issue a press release upon signing the definitive agreement.

AcquisitionCo and TargetCo agree to take all reasonable precautions to prevent any trading in AcquisitionCo securities by their respective officers, directors, employees and agents having knowledge of the proposed merger until the proposed merger has been sufficiently publicly disclosed. The parties understand and agree that until the press release is issued, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of AcquisitionCo and TargetCo on a need-to-know basis.

16. Professional Fees.

ACQUISITIONCO shall each pay its own fees and expenses, and those with respect to its Representatives, with respect to the Transaction, including but not limited to fees and expenses related to due diligence, the negotiation of the definitive agreements and, if the definitive agreements are executed, the closing of the Transaction contemplated thereby, except as set forth in Section 14 above.

Each party will pay the fees of its own accountants, attorneys, investment advisors and other professionals. If the merger is consummated, at the Closing, TargetCo may pay the reasonable fees and expenses of TargetCo’s investment bankers, accountants and attorneys incurred in the merger, not to exceed a combined total of $250,000 and any amounts above the cap shall reduce the purchase price dollar for dollar.

Additionally, prior to the commencement of due diligence, TargetCo shall provide a due diligence deposit in favor of AcquisitionCo of $250,000. The deposit shall be applied to all direct and indirect costs of AcquisitionCo and its Representatives with respect to the Transaction. If AcqusitionCo at its sole option declines to move forward with the Transaction any un-used portions of the deposit shall be returned to TargetCo.

If TargetCo abandons the Transaction, AcquisitionCo shall retain any remaining deposit funds along with those fees outlined in Paragraph 14 above.

17. Confidentiality.

Neither Party, nor its officers, directors, trustees, employees, representatives, agents, shareholders, members or affiliates, shall disclose any confidential information regarding the other Party or the Transaction proposed or terms under negotiation, except to its own officers, directors, trustees, employees, representatives, agents, shareholders, members, or affiliates who have a need to know for the sole and limited purpose of assisting in the Transaction (collectively, “Representatives”); provided that each Party shall be responsible for ensuring that its Representatives comply with the confidentiality obligations set forth herein. This Section 17 shall not prohibit disclosures of confidential information as may be required by any lawful statute, regulation, order, summons or subpoena; provided that the Party that is under a legal obligation to disclose information will promptly notify the other Party and permit the other Party’s counsel to speak with the disclosing Party’s counsel prior to announcement.

For purposes of this Letter of Intent, the term “confidential information” includes the subject matter of the proposed Transaction and all information exchanged between, or provided by, the Parties related to the Transaction including, without limitation, the terms of this Letter of Intent and attached Term Sheet, business records, appraisals, consultants’ reports, financial information, operational information, offers and negotiations related to the Transaction. The term “confidential information” does not include information that has been made generally available to the public other than as a result of a breach by a Party or its Representatives of their obligations hereunder or information that has become available to a Party on a non-confidential basis from a source other than the other Party or its Representatives that is not under a duty of confidentiality with respect to such information. The Parties further agree that the Parties shall jointly issue all public statements regarding the Transaction.

Each Party acknowledges and agrees that neither the other Party nor any of the other Party’s Representatives (i) has made or makes any express or implied representation or warranty as to the accuracy or completeness of the confidential information or (ii) will have any liability whatsoever to the other Party or any of its Representatives resulting from or relating to any use of the confidential information or any errors therein or omissions therefrom. Each Party further agrees that it is not entitled to rely on the accuracy or completeness of the confidential information, and that it will only be entitled to rely on such representations or warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

Upon the earliest to occur of (i) the termination of a Party’s evaluation of the confidential information furnished by the other Party, or (ii) a decision by either Party not to pursue the Transaction, following which such Party will promptly inform the other Party in writing of such decision, each Party and its Representatives will promptly delete all confidential information furnished by the other Party from any computer and backup storage system in which the confidential information has been stored and will turn over to the other Party (x) all documents and other materials (including without limitation all copies or reproductions of such documents or materials, tapes, floppy disks, backup copies, and other forms of electronic storage media) which constitute, contain or are derived from such confidential information, and (y) all other documents, notes, and other materials connected with or arising out of the other Party’s evaluation of the Transaction, and no copy thereof will be retained by the other Party or its Representatives. The other Party will deliver to the disclosing Party a certificate that it, along with its Representatives, have complied with the requirements of this Paragraph 5(c). Notwithstanding the return, deletion or destruction of the confidential information, each Party and its Representatives will continue to be bound by all obligations of confidentiality and other obligations under this Agreement.

Each Party acknowledges that the other Party could suffer serious adverse consequences from the unauthorized use or disclosure of any confidential information by it in the course of its business and operations. Each Party further acknowledges that, upon breach by it of any provision of this Section 17, the other Party hereto will have all lawful remedies including injunctive relief, in addition to all of the rights and remedies available to it at law and equity. This Section 17 supersedes any previous confidentiality agreement between the Parties. Each Party acknowledges and agrees that the confidential information is to be used to evaluate the Transaction and for no other purpose.

This Section 17 related to confidentiality shall expire 1 year from the date of this Letter of Intent.

18. Nature of Negotiations.	The parties understand that the negotiations described in this letter are merely preliminary merger negotiations. This letter does not constitute a binding proposal or offer by AcquisitionCo or TargetCo. Any such proposal or offer, if made, will be subject to execution of definitive agreements containing conditions, including but not limited to those referenced in this letter.

19. Effect of this Letter.	Except for paragraphs 14 through 21 of this letter, which create binding obligations of AcquisitionCo and TargetCo as indicated, this letter creates no liability or obligation on the part of either TargetCo or AcquisitionCo. Neither party will have any obligation to consummate the transactions contemplated by this letter unless and until definitive agreements concerning the proposed transaction are executed by both parties and the conditions set forth in the definitive agreement are satisfied.

20. Remedies.	In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy for such breach available at law or equity. Governing law shall be the State of Delaware.

21. Termination.	Once signed by both parties, this Letter of Intent will automatically expire at 5:00pm Central Time on October 15, 2014 or 45 days from the date TargetCo signs this letter agreement (the “Expiration Date”) or will terminate at such earlier time as the Parties mutually agree to terminate discussions concerning the proposed Transaction; provided that either Party may terminate this letter of intent, at any time, and for any reason, effective immediately upon written notice to the other Party. The Expiration Date, or such earlier date as this letter of intent is terminated pursuant to the previous sentence, is herein referred to as the “Termination Date.” Upon expiration or termination of this letter of intent on the Termination Date, no Party will have any obligation or liability to any other Party whatsoever, except that no expiration or termination will relieve any Party of liability for any breach of this letter of intent prior to such termination and, in any event, the Parties will remain bound by the provisions of Paragraphs 14, 15, 16, 17, and 20.

22. Letter of Intent Acceptance	This Letter of Intent and the proposal described herein shall remain open to acceptance until August 28, 2014 at 5:00pm PST. If not agreed to by the date in this paragraph 22, the proposal and all its terms terminate.

We at AcquisitionCo are enthusiastic about a business combination with TargetCo and look forward to working with you.

If this letter accurately sets forth our understanding, please sign and return a copy to me so that we may continue our remaining negotiations.

Very truly yours, Agreed:

On behalf of AcquisitionCo Clearlake Capital Group LP	On behalf of TargetCo First Physicians Capital Group, Inc. A Delaware Corporation

By: Its:	By: William A. Houlihan Its: Chairman of the Board of Directors

By: Its: CLG Health Care Analytics LLC A Delaware Limited Liability Company	By: Sean Kirrane Its: Chief Executive Officer

By: Its:	By: Its: Chief Financial Officer

cc:	Sean Kirrane

CEO

First Physicians Capital Group, Inc.

skirrane@fpcapitalgroup.com